Exhibit 2.1

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2021 (this “Amendment”), is entered into by and among Bonanza Creek Energy, Inc., a Delaware corporation (“Parent”), Boron Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and HighPoint Resources Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, on November 9, 2020, the Parties entered into the Agreement and Plan of Merger (the “Merger Agreement”); and

WHEREAS, in accordance with Section 9.12 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Definitions. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement, as amended hereby.

2.            Amendments to the Merger Agreement.

(a)            the eighth recital to the preamble is hereby amended and restated as follows:

“WHEREAS, as an inducement to Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i)  a certain stockholder at the Company (the “Company Designated Stockholder”) and (ii) holders of at least 73% in principal amount of each of the 7.0% Senior Notes issued by HighPoint Operating Corporation, a wholly owned Subsidiary of the Company (“Opco”), due October 15, 2022 and the 8.75% Senior Notes issued by Opco due June 15, 2025 (collectively, the “Company Senior Notes,” and such holders, the “Supporting Noteholders”) have entered into that certain transaction support agreement with the Company and its Subsidiaries (the “Transaction Support Agreement”);”

(b)            Section 1.2 is hereby amended by replacing the reference to “6.23(a)” in the line commencing “Minimum Participation Condition” with a reference to “6.23(b)”;

(c)            Section 6.23(b) is hereby amended and restated as follows:

“(b) The obligations of Parent under the Exchange Offer shall be subject to the satisfaction of the conditions to the consummation of the Merger set forth in Article VII of this Agreement and to the further condition that, in the case of the Exchange Offer, not less than 97.5% of the aggregate outstanding principal amount of each series of Company Senior Notes shall have been validly tendered in accordance with the terms of the Exchange Offer on or prior to the Exchange Offer Expiration Date and not validly withdrawn (such 97.5% of the outstanding principal amount of each series of Company Senior Notes validly tendered and not withdrawn being herein referred to as the “Minimum Participation Condition”). Except as otherwise provided in this Agreement, no term or condition of the Exchange Offer may be amended or modified without the prior written consent of Company and Parent, which consent shall not be unreasonably withheld.”

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3.            References to and Effect on the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” or words of similar import referring to the Merger Agreement, and any reference to the Merger Agreement in any other agreements, instruments and documents executed and delivered in connection therewith, shall mean the Merger Agreement as amended by this Amendment. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Merger Agreement to the same extent as if fully set forth verbatim therein. All references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and words of similar import, and all references to the date of the Merger Agreement in any other agreements, instruments and documents executed and delivered in connection therewith, shall in all instances continue to refer to November 9, 2020.

4.            Amendment. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

5.            Other Miscellaneous Terms. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

Bonanza Creek Energy, Inc.

By:	/s/ Eric T. Greager
Name:	Eric T. Greager
Title:	President and Chief Executive Officer

MERGER SUB:

BORON MERGER SUB, INC.

By:	/s/ Cyrus D. Marter IV
Name:	Cyrus D. Marter IV
Title:	President and Secretary

Signature Page to Amendment No. 1 to

Agreement and Plan of Merger

COMPANY:

HighPoint Resources Corporation

By:	/s/ R. Scot Woodall
Name:	R. Scot Woodall
Title:	President & Chief Executive Officer

Signature Page to Amendment No. 1 to

Agreement and Plan of Merger